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                                                                  Exhibit 10.15

               EMPLOYMENT SEVERANCE AGREEMENT AND LEGAL RELEASE

     This Legal Release ("Agreement") is between Katherine A. Resler ("Executive") and CoorsTek, Inc., its subsidiaries, affiliates and predecessors, and their respective officers, directors, employees, agents, representatives and insurers (collectively "CTI").

1. Executive acknowledges that CTI has offered to provide Executive a severance compensation package (the "Benefit"), in part in order to resolve all claims that Executive has or may have against CTI, and that Executive understands the terms and conditions of the Benefit.

2. Executive agrees that she wishes to receive the Benefit, that her decision to do so is entirely voluntary, that she has not been pressured into accepting the Benefit, and that she has enough information about the Benefit to decide whether to sign this Agreement.

3. Executive agrees that by signing this Agreement she will give up her right to bring any legal claim against CTI of any nature, including all claims relating in any way, directly or indirectly, to Executive's employment relationship with CTI, including her separation from employment. Specifically, Executive agrees that she fully and forever releases all of her legal rights and claims against CTI, whether or not presently known to her, including future legal rights and claims, if based in whole or part on acts or omissions occurring before Executive delivers this signed Agreement to CTI, in any way relating to Executive's employment with CTI, including her separation form employment, except for her right to the Benefit, her vested rights, if any, in any CTI-sponsored pension plan, and her rights under COBRA, if any, to continued participation, at her expense, in certain employee benefit plans sponsored by CTI. Executive agrees that the legal rights and claims that she is giving up include, but are not limited to, her rights, if any, under all federal, state and local statutes, rules and regulations that prohibit discrimination on the basis-of gender, race, national origin, religion, disability and age, such as the Age Discrimination in Employment Act of 1977, Title VII of the Civil Rights Act of 1964, as amended ("Title VII'), the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, and any other federal, state or local civil rights statute or ordinance that applies or may apply to Executive or CTI, as well as all common law rights and claims, such as breach of contract, express or implied, tort, whether negligent or intentional, wrongful discharge, defamation, infliction of emotional distress, and any claim for fraud, omission or misrepresentation. Executive also states and agrees that she has not experienced any illness, injury, or disability relating to or arising in whole or in part from her employment with CTI that is or may be compensable under the worker's compensation laws of any state, and that she will not file a worker's compensation claim asserting the existence of any such illness, injury, or disability.

4.   In consideration for executing this Legal Release, Executive shall receive:

     a.  Her regular compensation through the end of September 2000.

     b. The balance of her remaining salary on her employment agreement, which the parties agree equals $415,917.00, plus the balance of her Officer's Allowance, which the parties agree equals $34,500.00;


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     c. Her projected Annual Bonus for 2000, which the parties agree equals
$208,845.00;

     d. A Lock-up Release Agreement of Executive's Stock Options of up to 30,930 shares of common stock of CoorsTek, Inc. The Lock-up Release agreed to by the parties as well as the sock option vesting schedule are attached as Exhibit A.

     e. Five weeks of vacation based on her salary of $217,000.00 per year;

     f. Reimbursement of her attorney fees paid to Roman, Benezra & Culver, L.L.C., without the right to inspect the same or challenge them on the grounds of reasonableness, of up to $7,500.00;

     g. Her medical and dental premiums for one year in an amount of $5,460.00;

     h. Reimbursement for outplacement services. Specifically, CTI shall pay Executive up to $25,000 in outplacement services provided to Executive by a third-party outplacement consultant or consulting service. Executive shall reasonably select the outplacement provider and contract for outplacement services, and shall forward invoices for outplacement services to CTI, which shall promptly pay the invoiced amount directly to the outplacement provider;

     i. The right to keep her lap top computer; and

     j. A letter of recommendation from Joseph Coors, Jr. The agreed upon letter of recomm endation is attached as Exhibit B.

5. Executive agrees that the Benefit that she is accepting by signing this Agreement has value to her, that she would not be entitled to the Benefit without signing this Agreement, that she will receive the Benefit in exchange for the benefit that will accrue to CTI from Executive's execution of this Agreement, and that when CTI pays her the Benefit, CTI will withhold all applicable federal, state and local taxes.

6. Executive agrees that the only benefit that she is to receive by signing this Agreement is the Benefit, and that in signing this Agreement she did not rely on any information, oral or written, from anyone other than the information set forth in this Agreement and the advice, if any, of Executive's counsel.

7. This Agreement is to be interpreted in the broadest possible manner in favor of forever resolving all disputes between Executive and CoorsTek, Inc., including its officers, directors, employees, and agents. Executive agrees that, if she brings any kind of legal claim against CTI that she has given up by signing this Agreement, then she will be violating this Agreement and therefore must pay all legal fees, other costs and expenses incurred by CTI in defending against all such claims.

8. Executive represents that she has not previously assigned or transferred any of the legal rights and claims that she has given up by signing this Agreement, and agrees that this Agreement also binds all persons who might assert a legal right or claim on her behalf, such as her heirs, personal representatives and assigns, now and in the future.


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9.   Executive agrees that CTI will not provide her with recall rights or any other right to future employment at CTI or any affiliate, and that Executive will not be given any preference or priority with respect to any future job openings that may arise. Executive also agrees that if she later is rehired by CTI, CTI may in its sole discretion require Executive to return to CTI all or a portion of the Benefit as a condition of the rehiring.

10. Executive understands she is giving up her rights to sue CTI for age discrimination by signing this Agreement. Executive understands that she has the right to take twenty-one days to decide whether or not to sign this Agreement and give up her legal rights. If Executive signed before the expiration of twenty-one days, she was not required to do so and could have taken then entire twenty-one days to consider this Agreement. Furthermore, Executive also has the right to revoke this Agreement within seven days after signing it, insofar as the Agreement gives up her right to sue for age discrimination. The revocation must be in writing addressed to Janet Comerford, facsimile no. (970) 257-3855. The revocation shall only apply to her rights under ADEA, and Executive will, therefore, not be entitled to the annual bonus of $208,845.00 described in paragraph 4(c) of this Agreement, which is separate consideration for waiving her right to sue CTI for age discrimination.

11. Executive will receive all compensation owed under this Agreement within three (3) days following the expiration of the revocation. However, Executive will receive an executed copy of the Lock-up Release within one (1) day of her execution of this Agreement.

12. Executive agrees that: (a) this Agreement constitutes the entire agreement between Executive and CTI concerning severance compensation and the other subjects raised therein, without regard to any other oral or written information that Executive may have received about this Agreement; (b) if any part of this Agreement is declared to be unenforceable, all other provisions of this Agreement shall remain enforceable; and (c) this Agreement shall be governed by federal law and by the internal law of the State of Colorado, irrespective of the choice of law rules of any jurisdiction. Executive further agrees that this Agreement is in full and complete satisfaction of her contract rights under the Executive Employment Agreement.

Acknowledgment

Executive's signature below acknowledges that she has read this document fully, that she understands and agrees to its contents, that she understands that it is a legally binding document, and that she has been advised to consult a lawyer of her choosing before signing this Agreement, and has had a full and fair opportunity to do so. Executive has been represented by Gilbert M. Roman and John A. Culver of Roman, Benezra & Culver, L.L.C., 141 Union Boulevard, Suite 260, Lakewood, Colorado 80228.


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Signed:   /s/ Katherine A. Resler
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          Katherine A. Resler

Date:     10/10/00
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Signed:   /s/ Janet Comerford
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          CoorsTek, Inc.

Date:     10.23.00
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